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                  Metromedia International Group, Inc.
--------------------------------------------------------------------------------
(Name of Registrant as Specified in Its Charter)

Elliott Associates, L.P. and Elliott International, L.P.
--------------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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                                [Lens Letterhead]


         Contact: Richard A. Bennett                 Scott Sunshine
              Chief Activism Officer                 TowersGroup
              Lens                                   (212) 354-5020
              (207) 775-4296                         scottsunshine@towerspr.com
              rbennett@lens-inc.com


                         ELLIOTT ASSOCIATES RESPONDS TO
                   METROMEDIA INTERNATIONAL GROUP DEVELOPMENT

      October 12 Annual Meeting Date Set but Many Troubling Issues Remain
               -------------------------------------------------

NEW YORK, July 24, 2001 - Following the granting of an August 10 trial date by the Delaware Chancery Court in the suit by Elliott Associates, L.P. and Elliott International, L.P. (together "Elliott") to compel Metromedia International Group (AMEX: MMG) to hold its annual meeting, MMG has announced that it would finally hold its 2001 annual meeting of stockholders on October 12. Elliott commends MMG for setting a date for its long overdue annual meeting, yet believes that many troubling issues about the company's intentions still remain.

"This announcement has been a long time coming," said Richard A. Bennett, a principal of Lens Investment Management, LLC, the shareholder activist specialist working on behalf of Elliott in its MMG efforts. "This is a positive development for the stockholders of MMG. We only wish MMG had set the meeting date before Elliott had to go to court to protect the stockholders' rights to a timely annual meeting. The annual meeting will be a forum at which the management and Board of Directors of MMG will be forced to answer to stockholders and explain what we believe to be the company's unacceptable stock price performance."

While expressing their satisfaction at the establishment of an annual meeting date, Elliott and Lens have raised several issues which still need to be addressed promptly by MMG's management, including:
                                     (MORE)

ELLIOTT ASSOCIATES RESPONDS TO .../2


|X| Why is the annual meeting so late in being set, and why do stockholders have to wait a further 2 1/2 months to confront management with their concerns?

|X| The last annual meeting held by MMG was on May 17, 2000, meaning that almost 17 months will have elapsed between annual meetings. Further, the company's bylaws call for an annual meeting no later than May of each year. Elliott and Lens believe this contravention is unjustifiable, and yet the company has not offered its stockholders any reasonable explanation for the delay.

|X| While announcing a date for the annual meeting, MMG still has not set a record date for the annual meeting, nor has MMG disclosed the exact time or place where the meeting will be held.

|X| MMG has been "exploring structural alternatives" since November 2000, ostensibly to maximize stockholder value. Since that time, close to nine months have passed and MMG has yet to put forth any concrete alternatives to maximize, or even increase, stockholder value. Management has said that final actions resulting from their restructuring plans may be subject to shareholder consent, and yet MMG still has not indicated what issues are to be voted on at the annual meeting.

|X| Given that MMG has not announced that it has finalized any restructuring plans, what is to prevent the company from trying to further delay the annual meeting beyond October 12 by claiming it needs more time to finish those plans?

Metromedia International Group, Inc. is a global communications and media company operating telephony and television businesses in Eastern Europe, the republics of the former Soviet Union and other emerging markets. The company, headed by Chairman John W. Kluge and CEO Stuart Subotnick, also owns the lawn and garden equipment manufacturer Snapper, which it has called a "non-core" asset.

Elliott Associates, L.P. and Elliott International, L.P. are institutional investors with a collective ownership of approximately 4.0% of MMG Common Stock. Elliott Associates is based in New York, and Elliott International is based in the Cayman Islands. The investment activities of Elliott Associates and Elliott International are under common management. (MORE)

ELLIOTT ASSOCIATES RESPONDS TO.../3

Founded in 1991 by Robert A.G. Monks as an investment management firm, Lens Investment Management, LLC, was among the first fund managers to take an active role in corporate governance. Over the past decade, Lens, which no longer operates as a portfolio manager but rather as a specialist in investor activism, has succeeded in increasing the value of shareholders' investment in companies including Scott Paper, American Express, Eastman Kodak and Pioneer Group.

PLEASE READ THE PROXY STATEMENT OF ELLIOTT ASSOCIATES, L.P. AND ELLIOTT INTERNATIONAL, L.P. WHEN IT BECOMES AVAILABLE, BECAUSE IT CONTAINS IMPORTANT INFORMATION INCLUDING INFORMATION ABOUT INDIVIDUALS DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES OF METROMEDIA INTERNATIONAL GROUP, INC. STOCKHOLDERS. YOU MAY OBTAIN THIS PROXY STATEMENT, OR ANY OTHER RELEVANT DOCUMENTS, FOR FREE AT WWW.SEC.GOV AND AT WWW.FREEEDGAR.COM. YOU MAY ALSO OBTAIN THIS PROXY STATEMENT, OR ANY OTHER INFORMATION RELEVANT TO THE SOLICITATION OF PROXIES BY ELLIOTT ASSOCIATES AND ELLIOTT INTERNATIONAL, BY CONTACTING LAWRENCE
E. DENNEDY BY MAIL AT MACKENZIE PARTNERS, INC., 156 FIFTH AVENUE, NEW YORK, NEW YORK 10010, OR BY CALLING MR. DENNEDY TOLL FREE AT (800) 322-2885. PRESENTLY, A PRELIMINARY FORM OF THIS PROXY STATEMENT IS PUBLICLY AVAILABLE.


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